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                                                                    EXHIBIT 16

                    [Letterhead of KPMG PEAT MARWICK LLP]



                                       February 7, 1997

Mr. John E. Fischer
Chief Financial Officer
Primex Technologies, Inc.
10101 Ninth Street North
St. Petersburg, FL 33716

Dear Mr. Fischer:

This is to confirm that the client-auditor relationship between Primex Technologies, Inc. and KPMG Peat Marwick LLP will cease effective on the completion of the audit of the December 31, 1996 financial statements and the issuance of our auditors report thereon.

                                       Very truly yours,



                                       /s/ KPMG Peat Marwick LLP
                                       KPMG PEAT MARWICK LLP


cc:    Chief Accountant
       Securities and Exchange Commission